EXHIBIT 99.2

Goldman, Sachs & Co. | 85 Broad Street | New York, New York 10004
Tel: 212-902-1000

PERSONAL AND CONFIDENTIAL
November 6, 2007
Board of Directors
Washington Group International, Inc.
720 Park Boulevard
Boise, Idaho 83712
Re:	Post-Effective Amendment No. 1 to Registration Statement on Form S-4 of URS Corporation (File No. 333-146136)
Ladies and Gentlemen:
Reference is made to our opinion letter, dated November 4, 2007, with respect to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $0.01 per share, of Washington Group International, Inc. (the “Company”) of the Mixed Consideration, the Stock Election Consideration and the Cash Election Consideration (each as defined in our opinion letter) to be received by such holders, taken in the aggregate, pursuant to the Agreement and Plan of Merger, dated as of May 27, 2007, as amended by Amendment No. 1 thereto, dated as of November 4, 2007, by and among the Company, URS Corporation (“URS”), Elk Merger Corporation, a wholly owned subsidiary of URS, and Bear Merger Sub, Inc., a wholly owned subsidiary of URS.
The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the Supplement to the Joint Proxy Statement/Prospectus included in the above-referenced Registration Statement, as amended.
In that regard, we hereby consent to the reference to our opinion under the captions “Summary — Opinions of Financial Advisors,” “The Modified Terms of the Merger — Background of the Amendment to the Merger Agreement,” “The Modified Terms of the Merger — Recommendation of the Washington Group Board of Directors and Its Reasons for Adopting the Amendment to the Merger Agreement,” and “The Modified Terms of the Merger

Board of Directors
Washington Group International, Inc.
November 6, 2007
Page Two
— Opinion of Washington Group’s Financial Advisor” and to the inclusion of the foregoing opinion in the Supplement to the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement, as amended. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement, as amended and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above mentioned Registration Statement, as amended), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.
Very truly yours,
/s/ Goldman, Sachs & Co.

(GOLDMAN, SACHS & CO.)